                                                                EXHIBIT h(5)(b)


                        AMENDMENT TO AGREEMENT AND PLAN
                               OF REORGANIZATION


         This Amendment ("Amendment") to the Agreement and Plan of Reorganization, dated as of March 22, 2000 ("Agreement"), by and among AIM Advisor Funds, Inc., a Maryland corporation ("AAF"), on behalf of AIM Advisor Large Cap Value Fund ("Large Cap Value Fund"), AIM Growth Series, a Delaware business trust ("AGS"), on behalf of AIM Basic Value Fund ("Basic Value Fund"), and A I M Advisors, Inc., a Delaware corporation ("AIM"), is made as of the 16th day of June 2000.

         WHEREAS, AAF, AGS, and AIM have entered into the Agreement setting forth the details of the reorganization of Large Cap Value Fund into Basic Value Fund; and

         WHEREAS, AAF, AGS, and AIM wish to amend the Agreement as set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in the Agreement and this Amendment, the parties hereto agree as follows:

         1. Section 1.1 of the Agreement is hereby amended to include the following:

                  "Business Day" means a day on which the NYSE is open for trading.

                  "NYSE" means the New York Stock Exchange.

         2. Section 1.1 of the Agreement is hereby further amended by amending and restating the definition of "Valuation Time" to read in its entirety as follows:

                  "Valuation Time" means the close of the customary trading session of the NYSE on the Business Day immediately preceding the Closing Date.

         3. Article 3 of the Agreement is hereby amended by adding the following sections at the end thereof:

                  Section 3.27 Compensation. None of the compensation received by any Acquired Fund Shareholder who is an employee of or service provider to the Acquired Fund will be separate consideration for, or allocable to, any of the Acquired Fund Shares held by such shareholder, none of the Acquiring Fund Shares received by any such shareholder will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          Section 3.28 No Control. Immediately after the Reorganization, the Acquired Fund Shareholders will not own shares constituting "control" (within the meaning of Section 304(c) of the Code) of the Acquiring Fund.

          Section 3.29 Expenses. The Acquired Fund will not be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187).

     4. Article 4 of the Agreement is hereby amended by adding the following sections at the end thereof:

          Section 4.18 Diversification of Assets. Immediately after the Reorganization, (a) not more than 25% of the value of the Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers.

          Section 4.19 No Control. Immediately after the Reorganization, the Acquired Fund Shareholders will not own shares constituting "control" (within the meaning of Section 304(c) of the Code) of the Acquiring Fund.

          Section 4.20 Expenses. The Acquiring Fund will not be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187).

     5. Except as expressly provided above, the Agreement shall continue unmodified in full force and effect.

     IN WITNESS WHEREOF, each party has caused this Amendment to be executed and delivered by its duly authorized officers as of the 16th day of June 2000.


                                   AIM Advisor Funds, Inc., acting
                                   on behalf of AIM Advisor Large Cap Value Fund


                                   By: /s/ ROBERT H. GRAHAM
                                       -----------------------------------------



                                   AIM Growth Series, acting
                                   on behalf of AIM Basic Value Fund


                                   By: /s/ ROBERT H. GRAHAM
                                       -----------------------------------------



                                   AIM Advisors, Inc.


                                   By: /s/ ROBERT H. GRAHAM
                                       -----------------------------------------


                                       3